Exhibit 5.1

TRAN LAW GROUP

A. MINA TRAN, ESQ.

1835 W. Katella Avenue Anaheim, CA 92804 www.tranlawgroup.us	Telephone: (714) 427-0222 Facsimile: (714) 427-0225 mina@tranlawgroup.us

May 7, 2021

DRAX, INDUSTRIES INC.

3125 SCOTT STREET

VISTA, CALIFORNIA 92081

Virgil @draxindustries.net

Re:  Registration Statement on Form S-1/A--Consent of A. Mina Tran, Esquire

Dear Mr. Enriquez:

We have examined the Form S-1 Registration Statement of Drax, Industries Inc., a Wyoming corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended, of up to 3,000,000 shares of the Company’s Common Stock (the “Shares”) being offered by the Company pursuant to the Registration Statement. This opinion is provided pursuant to the requirements of Item 16(a) of Form S-1 and Item 601(b)(5) of Regulation S-K of the Securities and Exchange Commission.

Pursuant to your request we have reviewed and examined:       (1) The Articles of Incorporation of the Corporation, as amended; (2) The Bylaws of the Corporation; (3) Certain resolutions of the Director of the Corporation; (4) The Registration Statement; and (5) Such other matters as I have deemed relevant to my opinion.

  In connection with such examination, we have assumed (a) the genuineness of all signatures and the legal capacity of all signatories; (b) the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies; (c) the proper issuance and accuracy of certificates of public officials and representatives of the Company; and (d) that the shares of Common Stock of the Company will be sold as described in the Registration Statement. In rendering opinions as to future events, we have assumed the facts and law existing on the date hereof.

In our opinion, the shares of the Company’s Common Stock to be offered pursuant to the Registration Statement have been duly authorized and when sold in the manner specified in the Registration Statement will be validly issued, fully paid and non-assessable.

The opinions expressed herein are specifically limited to the laws of the State of Wyoming, and the federal laws of the United States of America, and we express no opinion with respect to the laws of any other jurisdiction.

This opinion is rendered as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus constituting a part thereof in connection with the matters referred to under the caption “Legal Matters” in such prospectus.  The filing of this consent shall not be deemed an admission that the undersigned is an “expert” within the meaning of the Securities Act of 1933, as amended.

I hereby consent to the use of this opinion in the Registration Statement.

/s/ A. Mina Tran

Law Offices of A.Mina Tran